Exhibit 99.1

Masimo Reports Third Quarter 2011 Financial Results

Q3 2011 Highlights (compared to Q3 2010):

•	Total revenue, including royalties, rose 3% to $104.0 million

•	Product revenue rose 10% to $97.6 million

•	33,400 Masimo SET® and Masimo rainbow® SET units were shipped, increasing worldwide installed base by 16%

•	Masimo rainbow revenue declined 35% to $7.8 million versus Q3 2010 when the company received an approximately $4 million order from the U.S. Marine Corps

•	GAAP EPS was $0.24 versus $0.27 in the prior period, which included $0.01 in one-time expenses

Irvine, California, October 25, 2011 – Masimo (NASDAQ: MASI) today announced its financial results for the third quarter ended October 1, 2011.

Masimo’s total third quarter revenue, including royalties, rose 3% to $104.0 million, compared to $101.0 million for 2010’s third quarter. The company’s third quarter product revenue rose 10% to $97.6 million, compared to $88.8 million for the third quarter of 2010. For the third quarter of 2011, the company’s worldwide end-user business grew 18%, while OEM sales were down 20%. Revenue from Masimo rainbow products declined 35% to $7.8 million in the quarter, compared to $11.9 million for the third quarter of 2010 when Masimo received an approximately $4 million rainbow order from the U.S. Marine Corps.

Net income for the third quarter was $14.8 million, or $0.24 per diluted share, compared to reported net income of $16.4 million, or $0.27 per diluted share, in the third quarter of 2010, which included $0.01 per diluted share in one-time expenses.

During the third quarter, the company shipped approximately 33,400 Masimo SET pulse oximetry and Masimo rainbow SET Pulse CO-Oximetry units, excluding handheld units, down 11% compared to approximately 37,500 in the same prior year period. Masimo estimates its worldwide installed base as of October 1, 2011 to be 950,000 units, up 16% from 821,000 units as of October 2, 2010.

As of October 1, 2011, cash and cash equivalents were $143.2 million, compared to $88.3 million as of January 1, 2011.

Joe Kiani, Chairman and Chief Executive Officer of Masimo, said, “Masimo product revenue grew 10% in the period as strong SET performance was partially offset by declines in rainbow and OEM revenue. The 18% rise in our end-user, or direct, business was fueled by strong performance from our U.S. acute care business and even stronger performance from our international business. While we are disappointed with total rainbow revenue in the quarter, we remain confident in the power of rainbow parameters such as SpHb and RAM, which experienced strong year-over-year adhesive sensor unit and revenue growth in the quarter. We expect rainbow to not only help improve the quality and cost of patient care, but to be a catalyst for Masimo’s revenue growth over the long term.”

Revised Financial Guidance

Masimo now expects fiscal 2011 total revenue to be between $436 million and $439 million, including product revenue between $404 million and $407 million, and royalty revenue between $31.5 million and $32.5 million. Included within the revised 2011 product revenue range is a rainbow revenue expectation of $33 million to $35 million. The company now expects fiscal 2011 GAAP earnings per share to be between $1.04 and $1.06. Each of the components of Masimo’s guidance set forth above is an estimate only and actual performance could differ.

Previously, the company’s guidance was for fiscal 2011 total revenue to be between $446 million and $463 million, including product revenue at the lower end of the $415 million to $430 million range, and royalty revenue between $31 million and $33 million. Included within the previous product revenue range was a rainbow revenue expectation at the lower end of the $40 million to $50 million range. The company previously expected fiscal 2011 GAAP earnings per share to be at the lower end of the $1.17 and $1.25 range.

Conference Call

Masimo will hold a conference call today at 1:30 p.m. PT (4:30 p.m. ET) to discuss the results. The dial-in numbers are (888) 520-7182 for domestic callers and +1 (706) 758-3929 for international callers. The reservation code for both dial-in numbers is 18542610. After the live webcast, the call will be available on Masimo’s website through November 25, 2011. In addition, a telephonic replay of the call will be available through November 8, 2011. The replay dial-in numbers are (800) 585-8367 for domestic callers and +1 (855) 859-2056 for international callers. Please use reservation code 18542610.

About Masimo

Masimo (NASDAQ: MASI) is the global leader in innovative noninvasive monitoring technologies that significantly improve patient care—helping solve “unsolvable” problems. In 1995, the company debuted Measure-Through Motion and Low Perfusion pulse oximetry, known as Masimo SET®, which virtually eliminated false alarms and increased pulse oximetry’s ability to detect life-threatening events. More than 100 independent and objective studies demonstrate Masimo SET provides the most reliable SpO2 and pulse rate measurements even under the most challenging clinical conditions, including patient motion and low peripheral perfusion. In 2005, Masimo introduced rainbow® SET Pulse CO-OximetryTM technology, allowing noninvasive and continuous monitoring of blood constituents that previously required invasive procedures, including total hemoglobin (SpHb®), oxygen content (SpOCTM), carboxyhemoglobin (SpCO®), methemoglobin (SpMet®), and Pleth Variability Index (PVI®), in addition to SpO2, pulse rate, and perfusion index (PI). In 2008, Masimo introduced Patient SafetyNet™, a remote monitoring and wireless clinician notification system designed to help hospitals avoid preventable deaths and injuries associated with failure to rescue events. In 2009, Masimo introduced rainbow Acoustic MonitoringTM, the first-ever noninvasive and continuous monitoring of acoustic respiration rate (RRa™). Masimo’s rainbow SET technology platform offers a breakthrough in patient safety by helping clinicians detect life-threatening conditions and helping guide treatment options. In 2010, Masimo acquired SEDLine®, a pioneer in the development of innovative brain function monitoring technology and devices. Masimo SET and Masimo rainbow SET technologies can also be found in over 100 multiparameter patient monitors from over 50 medical device manufacturers around the world. Founded in 1989, Masimo has the mission of “Improving Patient Outcomes and Reducing Cost of Care … by Taking Noninvasive Monitoring to New Sites and Applications®.” Additional information about Masimo and its products may be found at www.masimo.com.

Forward-Looking Statements

All statements other than statements of historical facts included in this press release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements including, in particular, the statements about: our financial condition, results of operations and business generally; our revised expectations for total revenue, royalty revenue and product revenue, including rainbow revenue, and GAAP earnings per share for the full fiscal year 2011; expectations regarding our ability to design and deliver innovative new noninvasive technologies; and global demand for our technologies. These forward-looking statements are based on management’s current expectations and beliefs and are subject to uncertainties and factors, all of which are difficult to predict and many of which are beyond our control and could cause actual results to differ materially and adversely from those described in the forward-looking statements. These risks include, but are not limited to, those related to: our dependence on Masimo SET and Masimo rainbow SET products and technologies for substantially all of our revenue; any failure in protecting our intellectual property exposure to competitors’ assertions of intellectual property claims; the highly competitive nature of the markets in which we sell our products and technologies; any failure to continue developing innovative products and technologies; the lack of acceptance of any of our current or future products and technologies; obtaining regulatory approval of our current and future products and technologies; the risk that the implementation of our international realignment will not continue to produce anticipated operational and financial benefits, including a continued lower effective tax rate; the loss of our customers; the failure to retain and recruit senior management; product liability claims exposure; a failure to obtain expected returns from the amount of intangible assets we have recorded; the maintenance of our brand; the impact of the decline in the worldwide credit markets on us and our customers; the amount and type of equity awards that we may grant to employees and service providers in the future; and other factors discussed in the “Risk Factors” section of our most recent periodic reports filed with the Securities and Exchange Commission (“SEC”), which you may obtain for free on the SEC’s website at www.sec.gov. Although we believe that the expectations reflected in our forward-looking statements are reasonable, we do not know whether our expectations will prove correct. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, even if subsequently made available by us on our website or otherwise. We do not undertake any obligation to update, amend or clarify these forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

# # #

Investor Contact: Sheree Aronson	Media Contact: Dana Banks
Vice President, Investor Relations, Masimo Corporation	Manager, Public Relations, Masimo Corporation
(949) 297-7043	(949) 297-7348
saronson@masimo.com	dbanks@masimo.com

Masimo, SET, Signal Extraction Technology, Improving Patient Outcome and Reducing Cost of Care… by Taking Noninvasive Monitoring to New Sites and Applications, Rainbow, SpHb, SpOC, SpCO, SpMet, PVI, Rainbow Acoustic Monitoring, RRa, Radical-7, Rad-87, Rad-57,Rad-8, Rad-5,Pulse CO-Oximetry, Pulse CO-Oximeter, and SEDLine are trademarks or registered trademarks of Masimo Corporation.

MASIMO CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited, in thousands)

	October 1, 2011	January 1, 2011
ASSETS
Current assets
Cash and cash equivalents	$143,192	$88,305
Accounts receivable, net of allowance for doubtful accounts	53,526	49,694
Royalties receivable	6,736	12,000
Inventories	45,523	45,028
Prepaid expenses	13,362	7,887
Deferred tax assets	12,588	12,555
Other current assets	1,703	2,136

Total current assets	276,630	217,605
Deferred cost of goods sold	51,508	47,184
Property and equipment, net	15,096	15,951
Intangible assets, net	10,992	10,497
Deferred tax assets	12,542	12,560
Other assets	7,336	6,438

Total assets	$374,104	$310,235

LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$20,006	$22,150
Accrued compensation	18,421	21,074
Accrued liabilities	10,764	9,832
Income taxes payable	1,923	722
Deferred revenue	14,876	16,369
Current portion of capital lease obligations	48	50

Total current liabilities	66,038	70,197
Deferred revenue	1,120	1,554
Capital lease obligations, less current portion	87	122
Other liabilities	9,488	8,323

Total liabilities	76,733	80,196
Equity
Masimo Corporation stockholders’ equity:
Common stock	60	59
Treasury stock	(1,209)	(1,209)
Additional paid-in capital	239,218	222,206
Accumulated other comprehensive income	1,294	925
Retained earnings	55,544	5,664

Total Masimo Corporation stockholders’ equity	294,907	227,645
Noncontrolling interest	2,464	2,394

Total equity	297,371	230,039

Total liabilities and equity	$374,104	$310,235

MASIMO CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(unaudited, in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	October 1, 2011	October 2, 2010	October 1, 2011	October 2, 2010
Revenue:
Product	$97,639	$88,823	$301,771	$262,647
Royalty	6,401	12,165	24,876	37,186

Total revenue	104,040	100,988	326,647	299,833
Cost of goods sold	35,601	29,376	106,125	88,379

Gross profit	68,439	71,612	220,522	211,454
Operating expenses:
Selling, general and administrative	40,134	39,547	125,275	129,862
Research and development	9,372	9,227	28,793	27,688
Antitrust litigation proceeds	—	—	—	(30,728)

Total operating expenses	49,506	48,774	154,068	126,822

Operating income	18,933	22,838	66,454	84,632
Non-operating income (expense)	(240)	1,232	482	1,194

Income before provision for income taxes	18,693	24,070	66,936	85,826
Provision for income taxes	3,869	7,376	17,049	29,052

Net income including noncontrolling interests	14,824	16,694	49,887	56,774
Net (income) loss attributable to the noncontrolling interests	5	(275)	(7)	642

Net income attributable to Masimo Corporation	$14,829	$16,419	$49,880	$57,416

Net income per share attributable to Masimo Corporation stockholders:
Basic	$0.25	$0.28	$0.83	$0.98

Diluted	$0.24	$0.27	$0.82	$0.95

Weighted average shares used in per share calculations:
Basic	59,971	58,866	59,804	58,644

Diluted	61,086	60,572	61,082	60,527

Cash dividend declared per share	$—	$—	$—	$2.00

The following table presents details of the share-based compensation expense that is included in each functional line item in the condensed consolidated statements of income above (in thousands):

	Three Months Ended		Nine Months Ended
	October 1, 2011	October 2, 2010	October 1, 2011	October 2, 2010
Cost of goods sold	$138	$140	$419	$351
Selling, general and administrative	1,912	1,778	7,559	6,514
Research and development	543	651	2,189	2,022

Total	$2,593	$2,569	$10,167	$8,887

MASIMO CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited, in thousands)

	Nine Months Ended
	October 1, 2011	October 2, 2010
Cash flows from operating activities:
Net income including noncontrolling interests	$49,887	$56,774
Adjustments to reconcile net income including noncontrolling interests to net cash provided by operating activities:
Depreciation and amortization	5,608	4,755
Share-based compensation	10,167	8,887
Provision for doubtful accounts	184	129
Provision for obsolete inventory	1,879	448
Provision for warranty costs	1,919	1,790
Provision for deferred income taxes	—	133
Income tax benefit from exercise of stock options granted prior to January 1, 2006	1,290	2,072
Excess tax benefit from share-based payment arrangements	(58)	(494)
Changes in operating assets and liabilities:
Increase in accounts receivable	(4,016)	(10,561)
Decrease in royalties receivable	5,264	—
Increase in inventories	(2,374)	(12,290)
Increase in deferred cost of goods sold	(4,321)	(7,201)
(Increase) decrease in prepaid expenses	(5,459)	522
Increase in other assets	(436)	(2,675)
Increase (decrease) in accounts payable	(2,146)	7,189
Increase (decrease) in accrued compensation	(2,744)	1,650
Decrease in accrued liabilities	(1,001)	(734)
Increase in income taxes payable	1,249	1,036
Increase (decrease) in deferred revenue	(1,927)	1,691
Increase in other liabilities	1,101	677

Net cash provided by operating activities	54,066	53,798

Cash flows from investing activities:
Purchase of short-term investments	—	(75,986)
Proceeds from sale and maturities of short-term investments	—	132,975
Purchases of property and equipment	(3,508)	(5,942)
Increase in intangible assets	(1,719)	(1,381)

Net cash provided by (used in) investing activities	(5,227)	49,666

Cash flows from financing activities:
Repayments of capital lease obligations	(37)	(43)
Proceeds from issuance of common stock	5,568	6,277
Excess tax benefit from share-based payment arrangements	58	494
Dividends paid	—	(117,506)

Net cash provided by (used in) financing activities	5,589	(110,778)
Effect of foreign currency exchange rates on cash	459	667

Net increase (decrease) in cash and cash equivalents	54,887	(6,647)
Cash and cash equivalents at beginning of period	88,305	132,054

Cash and cash equivalents at end of period	$143,192	$125,407